Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor/Media Contact:
Deborah Loeb Bohren
212-476-3552

WELLCHOICE, INC. REPORTS

THIRD QUARTER 2003 RESULTS

•	Third quarter net income of $52.1 million or $0.62 per share

•	Commercial managed care membership, excluding NYC and NYS PPO, increases 12.8% since year-end 2002

•	Raises 2003 earnings guidance to a range of $2.36 - $2.40 per share and provides initial guidance for 2004

New York, NY (October 23, 2003)—WellChoice, Inc. (NYSE: WC) today reported results for the third quarter ended September 30, 2003.

WellChoice reported net income for the third quarter 2003 of $52.1 million, or $0.62 per share.

“We are very pleased with our continuing strong 2003 performance,” said Michael A. Stocker, MD, president and chief executive officer of WellChoice. “We are committed to maintaining and improving our market position by capitalizing on growth opportunities, reducing costs through operational efficiencies, and enhancing the products and services we provide in order to successfully meet the needs of our diverse customer base.”

“We continue to see stable claims trends combined with strong commercial managed care growth,” said John W. Remshard, senior vice president and chief financial officer at WellChoice. “We believe the fundamentals of pricing discipline and cost control are strong in our business and we continue to execute on plan for 2003.”

Compared to December 31, 2002, enrollment in the Commercial Managed Care segment, excluding the New York State and New York City PPO membership, increased by 12.8% as of September 30, 2003. Membership in the entire Commercial Managed Care segment increased by 7.2% to 4,080,000 since December 31, 2002. Membership in the Other Insurance Products and Services segment, which includes indemnity and individual products, declined by 10.3% since year-end 2002, consistent with the market shift to managed care. Self-funded membership grew 15.3% to 1,785,000 since year-end, and now accounts for 37.2% of overall membership, an increase of 359 basis points since year-end 2002. Total membership was 4,800,000 as of September 30, 2003, an increase of 4.2% since December 31, 2002.

Compared to the 2002 third quarter, enrollment in the Commercial Managed Care segment, excluding the New York State and New York City PPO membership, increased by 12.2% as of September 30, 2003. Membership in the entire Commercial Managed Care segment increased by 6.9% since September 30, 2002. Membership in the Other

Insurance Products and Services segment, declined by 11.9%, since the third quarter 2002 consistent with the market shift to managed care. Self-funded membership grew 15.2% since the prior period third quarter. Sequentially since June 30, 2003, overall membership increased by 3,000 members or 0.1%.

Total revenues for the third quarter 2003 were $1.34 billion compared to $1.22 billion in the third quarter last year. Insured premiums were $1.21 billion compared to $1.10 billion in the third quarter last year. Service fees increased $9.5 million to $113.8 million. The overall medical loss ratio increased 120 basis points in the third quarter 2003 compared to the prior period third quarter. Compared to the prior year third quarter, administrative expense increased by $18.1 million to $231.5 million for the third quarter 2003.

Total revenues for the nine months ending September 30, 2003 were $4.0 billion compared to $3.8 billion in the nine months ending September 30, 2002. Insured premiums were $3.62 billion compared to $3.46 billion in the same nine months last year. Service fees increased $37.7 million to $336.3 million. For the nine months ended September 30, 2003 the medical loss ratio was 85.3%, a decline of 60 basis points from the prior year nine months. Compared to the nine months ending September 30, 2002, administrative expense increased by $45.9 million to $660.6 million.

Both third quarter and year to date results reflect a $15.3 million net benefit to our premiums and claims arising from the New York State Stabilization Pool distribution. This adjustment is reflected in our Other Insurance and Products segment.

Administrative expenses in the third quarter and nine months 2003 includes higher premium and sales and use taxes compared to the prior year, which was before the company’s conversion to a for-profit corporation. Administrative expense for premium and sales and use taxes for the nine months ended September 30, 2003 was $54.0 million compared to $2.4 million in the prior year nine months. Administrative expense for premium and sales and use tax in the third quarter 2003 was $17.1 million compared to $0.9 million in the prior year third quarter. In the third quarter we recognized an expense of $13.4 million related to unoccupied office space that we do not expect to utilize in the long term. The amount represents the present value of the difference between future lease payments and current market rates for similar space. Excluding the impact on administrative expense of premium and sales and use taxes and an expense related to unoccupied leased office space during the third quarter, administrative expense decreased by $11.5 million for the quarter compared to the prior period third quarter and by $19.1 million in the nine months 2003 compared to the prior period nine months.

Cash flow from operating activities was $228.0 million for the nine months ended September 30, 2003. The company experienced positive prior period reserve development of $0.6 million for the third quarter 2003 for its prospectively rated business. Days claims payable increased by 3.8 days to 54.7 days in the quarter ended September 30, 2003, from 50.9 days in the quarter ended June 31, 2003. Approximately 1.8 days of the increase was due to New York State Stabilization Pool adjustments.

EARNINGS OUTLOOK

WellChoice is raising its guidance for 2003 earnings to be in the range of $2.36 to $2.40 per share, based on 83.5 million shares outstanding. For the calendar year 2004, WellChoice expects earnings to be in the range of $2.75 to $2.79 per share.

About WellChoice

WellChoice, Inc. is the parent company of the largest health insurer in the State of New York based on PPO and HMO membership. WellChoice, through its Empire Blue Cross Blue Shield subsidiaries, has the exclusive right to use the Blue Cross and Blue Shield names and marks in 10 downstate New York counties and one or both of these names and marks in selected counties in upstate New York. WellChoice offers a broad portfolio of products, including managed care and traditional indemnity products, and has a broad customer base including large group, middle-market and small group, individual, and national accounts. Additional information on WellChoice can be found at www.wellchoice.com.

Conference Call and Webcast

The Company will host a conference call and webcast today at 5:30 PM (EST) to review these results, as well as to discuss the outlook for the remainder of 2003 and for the full year 2004. The conference call can be accessed domestically by dialing 1-800-784-3697. International participants dial 1-706-643-1656. Please ask for reference number 2791912, 10 minutes prior to the start of the call. An audio replay of the call will be available for seven days following the conference call. To access the replay, please dial 1-800-642-1687 and enter reference number 2791912. International callers can access the replay by dialing 1-706-645-9291 and enter reference number 2791912.

Investors, analysts and the general public are also invited to listen to the conference call over the Internet by visiting WellChoice’s web site at www.wellchoice.com. Financial, statistical and other information related to the conference call will also be available on the site.

Cautionary Statement

Some of the information contained in this press release is forward-looking, including statements relating to future financial or business results. Forward-looking information is based on management’s estimates, assumptions and projections and is subject to significant uncertainties and other factors, many of which are beyond the company’s control. Important risk factors could cause future results to differ materially from those estimated by management. Those risks and uncertainties include but are not limited to: the company’s ability to accurately predict health care costs and to manage those costs through underwriting criteria, quality initiatives and medical management, product design and negotiation of favorable provider reimbursement rates; the company’s ability to maintain or increase the company’s premium rates; possible reductions in enrollment in the company’s health insurance programs or changes in membership mix; the regional concentration of the company’s business; the impact of health care reform and other regulatory matters; the outcome of litigation; and the potential loss of the New York City account. For a more detailed discussion of these and other important factors that may materially affect WellChoice, please see the company’s filings with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in its Annual Report on Form 10-K for the year ended December 31, 2002, its Quarterly Reports on Form 10-Q for the three months ended March 31, 2003 and June 30, 2003, and its Quarterly Report on Form 10-Q for the three months ended September 30, 2003 to be filed with the Commission.

EXHIBIT A

WellChoice, Inc.

Membership

	September 30,		June 30,	December 31,
(In thousands)	2003	2002	2003	2002
Products and services:
Commercial managed care:
Group PPO, HMO, EPO, POS and other(1)(2)	2,278	2,031	2,275	2,019
New York City and New York State PPO	1,802	1,787	1,803	1,786

Total commercial managed care	4,080	3,818	4,078	3,805
Other insurance products and services:
Indemnity	498	573	492	567
Individual	222	244	227	236

Total other insurance products and services	720	817	719	803
Overall total	4,800	4,635	4,797	4,608

Customers:
Large group	2,927	2,919	2,921	2,903
Small group and middle market	433	397	419	394
Individuals	273	300	278	290
National accounts	1,167	1,019	1,179	1,021

Overall total	4,800	4,635	4,797	4,608

Funding type:
Commercial managed care:
Insured	2,595	2,610	2,618	2,597
Self-funded	1,485	1,208	1,460	1,208

Total commercial managed care	4,080	3,818	4,078	3,805
Other insurance products and services:
Insured	420	476	438	463
Self-funded	300	341	281	340

Total other insurance products and services	720	817	719	803
Overall total	4,800	4,635	4,797	4,608

(1)	Our HMO product includes Medicare+Choice. As of September 30, 2003 and 2002, June 30, 2003 and December 31, 2002, we had approximately 51,000 members, 56,000 members, 52,000 members and 55,000 members, respectively, enrolled in Medicare+Choice.
(2)	“Other” principally consists of our members enrolled in dental only coverage.

EXHIBIT B

WellChoice Inc.

Consolidated Statements of Operations

	Three Months Ended September 30,
($ in millions, except earnings per share)	2003	2002
Revenues:
Premium earned	$1,209.3	$1,101.5
Administrative service fees	113.8	104.3
Investment income, net	16.7	15.8
Other income, net	(0.5)	(0.4)

Total revenue	1,339.3	1,221.2

Expenses:
Cost of benefits provided	1020.3	916.0
Administrative expenses	231.5	213.4
Conversion and IPO expenses	—	4.6

Total expenses	1,251.8	1,134.0
Income from continuing operations before income taxes	87.5	87.2
Income tax expense (benefit)	35.4	(167.2)

Income from continuing operations	$52.1	$254.4
Loss from discontinued operations	—	—

Net income	$52.1	$254.4

Basic and diluted net income per common share	$0.62
Shares used to compute income per common share, based on weighted average shares outstanding July 1, 2003 to September 30, 2003	83,490,478

Additional data:
Medical loss ratio(1)	84.4%	83.2%
Administrative expense ratio(2)	17.5%	18.1%
Administrative expense ratio—premium equivalent basis(3)	11.0%	12.0%

(1)	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.
(2)	Administrative expense ratio represents administrative and conversion and IPO expenses as a percentage of premiums earned and administrative service fees.
(3)	Premium equivalents is the sum of premiums earned, administrative service fees and the amount of paid claims attributable to our self-funded business pursuant to which we provide a range of customer services, including claims administration and billing and membership services. Paid claims attributable to our self-funded health business was $775.9 million and $609.7 million for the three months ended September 30, 2003 and 2002, respectively. Administrative expense ratio—premium equivalent basis is determined by dividing administrative and conversion and IPO expenses by premium equivalents for the relevant periods. We present the administrative expense ratio on a premium equivalent basis because that ratio enables us to measure administrative expenses relative to the entire volume of insured and self-funded business and is commonly used in the health insurance industry to compare operating efficiency among companies.

EXHIBIT C

WellChoice Inc.

Consolidated Statements of Operations

	Nine Months Ended September 30,
	2003	2002
($ in millions, except earnings per share)
Revenues:
Premium earned	$3,622.9	$3,461.3
Administrative service fees	336.3	298.6
Investment income, net	45.9	49.7
Other income, net	0.8	13.3

Total revenue	4,005.9	3,822.9

Expenses:
Cost of benefits provided	3,089.4	2,973.0
Administrative expenses	660.6	614.7
Conversion and IPO expenses	—	8.2

Total expenses	3,750.0	3,595.9
Income from continuing operations before income taxes	255.9	227.0
Income tax expense (benefit)	107.3	(167.2)

Income from continuing operations	$148.6	$394.2
Loss from discontinued operations	—	(1.1)

Net income	$148.6	$393.1

Basic and diluted net income per common share	$1.78
Shares used to compute income per common share, based on weighted average shares outstanding January 1, 2003 to September 30, 2003	83,490,478

Additional data:
Medical loss ratio(1)	85.3%	85.9%
Administrative expense ratio(2)	16.7%	16.6%
Administrative expense ratio—premium equivalent basis(3)	10.8%	11.4%

(1)	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.
(2)	Administrative expense ratio represents administrative and conversion and IPO expenses as a percentage of premiums earned and administrative service fees.
(3)	Premium equivalents is the sum of premiums earned, administrative service fees and the amount of paid claims attributable to our self-funded business pursuant to which we provide a range of customer services, including claims administration and billing and membership services. Paid claims attributable to our self-funded business was $2,153.8 million and $1,696.1 million for the nine months ended September 30, 2003 and 2002, respectively. Administrative expense ratio—premium equivalent basis is determined by dividing administrative and conversion and IPO expenses by premium equivalents for the relevant periods. We present the administrative expense ratio on a premium equivalent basis because that ratio enables us to measure administrative expenses relative to the entire volume of insured and self-funded business and is commonly used in the health insurance industry to compare operating efficiency among companies.

EXHIBIT D

WellChoice, Inc.

Consolidated Balance Sheets

	September 30, 2003	December 31, 2002
($ in millions, except share and per share data)
Assets
Investments:
Fixed maturities, at fair value (amortized cost: $1,093.3 and $846.6)	$1,104.3	$863.3
Marketable equity securities, at fair value (cost: $55.3 and $47.0)	56.1	44.6
Short-term investments	22.0	359.5
Other long-term equity investments	32.0	28.2

Total investments	1,214.4	1,295.6
Cash and cash equivalents	793.1	487.4

Total investments and cash and cash equivalents	2,007.5	1,783.0
Receivables:
Billed premiums, net	105.9	111.1
Accrued premiums	265.6	247.7
Other amounts due from customers, net	93.7	94.5
Miscellaneous, net	104.9	92.6

Total receivables	570.1	545.9
Property, equipment and information systems, net	113.8	100.8
Deferred taxes, net	228.5	269.0
Other	88.2	78.8

Total assets	$3,008.1	$2,777.5

Liabilities and stockholders’ equity
Liabilities:
Unpaid claims and claims adjustment expense	$606.4	$559.9
Unearned premium income	98.6	127.5
Accounts payable and accrued expenses	107.8	111.9
Group and other contract liabilities	280.4	250.6
Other	531.4	491.3

Total liabilities	1,624.6	1,541.2
Stockholders’ equity:
Common stock, $0.01 per share value, 225,000,000 shares authorized; 83,490,477 shares issued and outstanding	0.8	0.8
Class B common stock, $0.01 per share value, one share authorized; one share issued and outstanding	—	—
Preferred stock, $0.01 per share value, 25,000,000 shares authorized; none issued and outstanding	—	—
Additional paid in capital	1,255.6	1,255.6
Retained earnings (deficit)	110.0	(38.5)
Accumulated other comprehensive income	17.1	18.4
Total stockholders’ equity	1,383.5	1,236.3

Total liabilities and stockholders’ equity	$3,008.1	$2,777.5

EXHIBIT E

WellChoice, Inc.

Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2003	2002
($ in millions)
Cash flows from operating activities:
Net income	$148.6	$393.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28.2	25.4
Deferred income tax benefit	41.2	(220.0)
Other	(8.8)	(4.8)
Net change in assets and liabilities	18.8	(115.5)

Net cash provided by operating activities	228.0	78.2

Cash flows from investing activities:
Purchases of property, equipment and information systems	(42.4)	(27.9)
Proceeds from sale of property, equipment and information systems	1.1	1.4
Purchases of available for sale investments	(1,062.0)	(1,089.4)
Proceeds from sales and maturities of available for sale investments	1,179.4	992.2

Net cash provided by (used in) investing activities	76.1	(123.7)

Cash flows from financing activities:
Increase in capital lease obligations	1.6	(1.8)

Net cash provided by (used in) financing activities	1.6	(1.8)

Net change in cash and cash equivalents	305.7	(47.3)
Cash and cash equivalents at beginning of period	487.4	408.6

Cash and cash equivalents at end of period	$793.1	$3613

Supplemental disclosure:
Income taxes paid	$60.2	$65.9

EXHIBIT F

WellChoice, Inc.

Segment Operating Results

(in millions)	Three Months Ending September 30,
	2003	2002
Commercial Managed Care:
Total revenue	$1,111.6	$979.7
Income from continuing operations before income tax expense	$56.5	$72.6
Medical loss ratio:
Commercial managed care total	86.6%	84.1%
Commercial managed care, excluding New York City and New York State PPO(1)	83.0%	79.8%
Administrative expense ratio	15.0%	14.7%
Administrative expense ratio – premium equivalent basis	9.5%	10.0%

Other Insurance Products and Services:
Total revenue	$227.7	$241.5
Income from continuing operations before income tax expense	$31.0	$14.6
Medical loss ratio(2)	71.9%	78.9%
Administrative expense ratio(3)	29.7%	31.9%
Administrative expense ratio – premium equivalent basis(4)	18.5%	19.2%

(1)	We present commercial managed care medical loss ratio, excluding New York City and New York State PPO, because these accounts differ from our standard PPO product in that they are hospital-only accounts which have lower premiums relative to administrative expense and are retrospectively rated with a guaranteed administrative service fee. The size of these accounts distorts our performance when the total medical loss ratios are presented and are therefore excluded to allow for a comparison among other companies.

(2)	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.

(3)	Administrative expense ratio represents administrative and conversion and IPO expenses as a percentage of premiums earned and administrative service fees.

(4)	Premium equivalents is the sum of premiums earned, administrative service fees and the amount of paid claims attributable to our self-funded business pursuant to which we provide a range of customer services, including claims administration and billing and membership services. Paid claims attributable to our self-funded commercial managed care business was $638.9 million and $451.5 million for the three months ended September 30, 2003 and 2002, respectively. Paid claims attributable to our self-funded other insurance products and services business was $137.0 million and $158.2 million for the three months ended September 30, 2003 and 2002, respectively. Administrative expense ratio—premium equivalent basis is determined by dividing administrative and conversion and IPO expenses by premium equivalents for the relevant periods. We present the administrative expense ratio on a premium equivalent basis because that ratio enables us to measure administrative expenses relative to the entire volume of insured and self-funded business and is commonly used in the health insurance industry to compare operating efficiency among companies.

EXHIBIT G

WellChoice, Inc.

Segment Operating Results

	Nine Months Ending September 30,
(in millions)	2003	2002
Commercial Managed Care:
Total revenue	$3,284.8	$2,979.8
Income from continuing operations before income tax expense	$208.4	$193.3
Medical loss ratio:
Commercial managed care total	86.1%	86.2%
Commercial managed care, excluding New York City and New York State PPO(1)	82.4%	82.3%
Administrative expense ratio	14.2%	13.5%
Administrative expense ratio—premium equivalent basis	9.2%	9.5%

Other Insurance Products and Services:
Total revenue	$721.1	$843.2
Income from continuing operations before income tax expense	$47.5	$33.7
Medical loss ratio(2)	81.1%	84.5%
Administrative expense ratio(3)	28.0%	27.4%
Administrative expense ratio—premium equivalent basis(4)	17.8%	17.3%

(1)	We present commercial managed care medical loss ratio, excluding New York City and New York State PPO, because these accounts differ from our standard PPO product in that they are hospital-only accounts which have lower premiums relative to administrative expense and are retrospectively rated with a guaranteed administrative service fee. The size of these accounts distorts our performance when the total medical loss ratios are presented and are therefore excluded to allow for a comparison among other companies.
(2)	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.
(3)	Administrative expense ratio represents administrative and conversion and IPO expenses as a percentage of premiums earned and administrative service fees.
(4)	Premium equivalents is the sum of premiums earned, administrative service fees and the amount of paid claims attributable to our self-funded business pursuant to which we provide a range of customer services, including claims administration and billing and membership services. Paid claims attributable to our self-funded commercial managed care business was $1,742.0 million and $1,208.8 million for the nine months ended September 30, 2003 and 2002, respectively. Paid claims attributable to our self-funded other insurance products and services business was $411.8 million and $487.3 million for the nine months ended September 30, 2003 and 2002, respectively. Administrative expense ratio—premium equivalent basis is determined by dividing administrative and conversion and IPO expenses by premium equivalents for the relevant periods. We present the administrative expense ratio on a premium equivalent basis because that ratio enables us to measure administrative expenses relative to the entire volume of insured and self-funded business and is commonly used in the health insurance industry to compare operating efficiency among companies.